Exhibit 3.5

GRUBB & ELLIS HEALTHCARE REIT II, INC.

FOURTH ARTICLES OF AMENDMENT

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Griffin-American Healthcare REIT II, Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Except as amended hereby, the rest and remainder of the Charter of the Corporation shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and Chairman of the Board of Directors and attested to by its Secretary this 3rd day of January, 2012.

ATTEST:		GRUBB & ELLIS HEALTHCARE REIT II, INC.

By:	/s/ CORA LO	By:	/s/ JEFFREY T. HANSON
Name: Cora Lo		Name: Jeffrey T. Hanson
Title: Secretary		Title: Chief Executive Officer and Chairman of the Board of Directors